Exhibit 10.1

DISCOVER FINANCIAL SERVICES
AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN
2019 AWARD CERTIFICATE FOR
RESTRICTED STOCK UNITS
Vice President and Above

Table of Contents for Award Certificate

1.	Restricted Stock Units Generally	4
2.	Vesting Schedule; Conversion; Retention Requirement	4
3.	Special Provisions for Certain "Specified Employees"	5
4.	Dividend Equivalent Payments	5
5.	Death; Disability; Retirement	5
6.	Reduction in Force	6
7.	Change in Control	6
8.	Termination of Employment	7
9.	Forfeiture/Cancellation/Clawback of RSU Awards Under Certain Circumstances	7
10.	Tax and Other Withholding Obligations	9
11.	Satisfaction of Obligations	9
12.	Nontransferability	10
13.	Designation of a Beneficiary	11
14.	Ownership and Possession	11
15.	Securities Law Matters	11
16.	Compliance with Laws and Regulations	12
17.	No Entitlements	12
18.	Consents	13
19.	Electronic Delivery and Consent to Electronic Participation	13
20.	Award Modification	14
21.	Severability	14
22.	Successors	14
23.	Governing Law	14
24.	Section 409A	15
25.	Defined Terms	15
EMPLOYEES IN THE UNITED KINGDOM		25
ALL EMPLOYEES LOCATED OUTSIDE THE UNITED STATES		25

DISCOVER FINANCIAL SERVICES
AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN
2019 AWARD CERTIFICATE FOR RESTRICTED STOCK UNITS
Discover has awarded to you restricted stock units (“RSUs”) as part of your discretionary long-term incentive compensation for services provided to the Company, from the Date of the Award through the Scheduled Vesting Dates, as provided in this Award Certificate. This Award Certificate sets forth the general terms and conditions of your restricted stock unit award (your “RSU Award”). Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 25 below. Capitalized terms used in this Award Certificate that are not defined in the text or in Section 25 below have the meanings set forth in the Plan.
The number of RSUs in your RSU Award has been communicated to you separately. If you are employed outside the United States, please reference the “International Supplement” included herein as Appendix C, which contains supplemental terms and conditions for your RSU Award. This Award Certificate should be read in conjunction with the International Supplement, if applicable, in order for you to understand the terms and conditions of your RSU Award.
Your RSU Award is made pursuant to the Plan. References to “restricted stock units” or “RSUs” in this Award Certificate mean only those RSUs included in your RSU Award, and the terms and conditions herein apply only to such RSU Award. If you receive any other award under the Plan or another equity compensation plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.
The purpose of the RSU Award is, among other things, to align your interests with the interests of Discover and its shareholders and to reward you for your continued Employment with the Company in the future and your compliance with the Company’s policies (including, without limitation, the Company’s risk policies and Code of Conduct), to protect the Company’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. In view of these purposes, you will earn RSUs included in your RSU Award only if you (1) remain in continuous Employment through the applicable Scheduled Vesting Dates (subject to limited exceptions set forth herein), (2) are not found to be subject to the forfeiture, cancellation, or clawback provisions set forth in Section 9 below, and (3) satisfy obligations you owe to the Company as set forth in Section 11 below. As the Company deems appropriate and in its sole discretion, the Company will require you to provide a written certification or other evidence, from time to time, to confirm that none of the circumstances described in Section 9 below exist or have occurred, including upon a termination of Employment and/or during a specified period of time prior to the applicable Scheduled Vesting Dates. If you fail to timely provide any required certification or other evidence, the Company will cancel your RSU Award. It is your responsibility to provide the Human Resources Department with your up-to-date contact information.

1.	Restricted Stock Units Generally.
Each of your RSUs corresponds to one share of Stock. A RSU constitutes an unsecured promise by Discover to pay you one share of Stock on the conversion date for the RSU. As the holder of RSUs, you have only the rights of a general unsecured creditor of Discover. No assets of the Company will be held or set aside as security for the obligations of the Company hereunder. You will not be a shareholder, and shall have no voting rights, with respect to the Shares underlying your RSUs unless and until your RSUs convert to Shares.

2.	Vesting Schedule; Conversion; Retention Requirement.
(a)Vesting Schedule. Your RSUs will vest according to the Scheduled Vesting Dates set forth in Appendix A. Except as otherwise provided in this Award Certificate, each portion of your RSUs will vest only if you continue to provide future services to the Company by remaining in continuous Employment through the applicable Scheduled Vesting Date. The special vesting terms set forth in Sections 5, 6 and 7 of this Award Certificate apply (1) if your Employment terminates by reason of your death, Disability, or Retirement, (2) if the Company terminates your Employment in an involuntary termination under the circumstances described in Section 6, or (3) upon a Change in Control. Any amounts paid pursuant to your vested RSUs are subject to the tax withholding provisions set forth in Section 10 of this Award Certificate.
(b)Conversion.
(1)Except as otherwise provided in this Award Certificate, each of your vested RSUs will convert to one share of Stock on the applicable Scheduled Vesting Date. The special conversion provisions set forth in Sections 5, 6 and 7 of this Award Certificate apply (i) if your Employment terminates by reason of your death, Disability, or Retirement, (ii) if the Company terminates your Employment in an involuntary termination under the circumstances described in Section 6, or (iii) upon a Change in Control.
(2)Shares to which you are entitled upon conversion of RSUs under any provision of this Award Certificate shall be delivered to you (or your beneficiary or estate, as applicable) as soon as administratively practicable thereafter and shall not be subject to any transfer restrictions, other than those that may arise under the securities laws or the Company’s policies, including, without limitation, its stock ownership guidelines and/or Section 11 below, but will be subject to forfeiture, cancellation or clawback as set forth in Section 9 below.
(c)Accelerated Conversion. The Committee, in its sole discretion, may determine that any RSUs may be converted to Shares prior to the Scheduled Vesting Date subject to compliance with all Legal Requirements. In such case, the Committee may determine in its sole discretion that the shares may not be transferable and may remain subject to applicable vesting, forfeiture, cancellation, clawback and withholding provisions.
(d)Rule of Construction for Timing of Conversion. Whenever this Award Certificate provides for your RSUs to convert to Shares on the Scheduled Vesting Date or upon a different specified event or date, such conversion will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages based on a delay in conversion of your RSUs (or delivery of Shares following conversion), and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as conversion is made by December 31 of the year in which occurs the Scheduled Vesting Date or such other specified event or date or, if later, by the 15th day of the third calendar month following such specified event or date. Similarly, neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages, and the Company shall have no liability to you (or to any of your beneficiaries or your estate), based on any acceleration of the conversion of your RSUs pursuant to Section 2(c), as applicable.
(e)Retention Requirement. Notwithstanding anything in the Plan or any other provisions of this Award Certificate to the contrary, following delivery thereof, you will be required to hold (and not transfer or otherwise dispose of) one-hundred percent (100%) of the Net Shares until one (1) year after the applicable Scheduled Vesting Date or such other specified event or date which accelerates the conversion of such Net Shares; provided, that this requirement shall lapse in the event of your death, Disability or a Change in Control.

3.	Special Provisions for Certain “Specified Employees”.
Notwithstanding the other provisions of this Award Certificate, to the extent necessary to comply with Section 409A of the Internal Revenue Code, if Discover reasonably considers you to be one of its “specified employees” as defined in Section 409A of the Internal Revenue Code at the time of the termination of your Employment, any RSUs to which you are entitled under this Award Certificate that constitute a deferred compensation arrangement under Section 409A of the Internal Revenue Code and that are payable upon termination of your Employment will not convert to Shares until the date that is six months after the termination of your Employment (or the date of your death, if such event occurs earlier).

4.	Dividend Equivalent Payments.
Until your RSUs convert to Shares, if Discover pays a regular or ordinary cash dividend on its common stock, you will be paid a dividend equivalent for your vested and unvested RSUs. The decision to pay a dividend and, if so, the amount of any such dividend, is determined by Discover in its sole discretion. No dividend equivalents will be paid to you on any canceled RSUs. Discover will decide on the form of payment and may pay dividend equivalents in Shares, in cash or in a combination thereof. Discover will pay the dividend equivalents as soon as administratively practicable (and in any event within thirty (30) days) after Discover pays the corresponding dividend on its common stock. Because dividend equivalent payments are considered part of your compensation for income tax purposes, they will be subject to applicable tax and other withholding obligations, as summarized in Section 10.

5.	Death; Disability; Retirement.
The following special vesting and payment terms apply to your RSUs:

(a)Death. If your Employment terminates due to your death, all RSUs subject to this Award Certificate will vest on the date your Employment terminates. On that date, your RSUs will convert to Shares and be delivered to the beneficiary you have designated pursuant to Section 13 or the legal representative of your estate, as applicable, as soon as administratively practicable after the Company receives appropriate notice of your death. After your death, the cancellation provisions set forth in Section 9(a) will no longer apply.
(b)Disability. If your Employment terminates due to Disability, all RSUs subject to this Award Certificate will vest on the date your Employment terminates. On that date, subject to Section 3 above, your RSUs will convert to Shares and be delivered to you.
(c)Retirement. If your Employment terminates due to Retirement, the number of RSUs that will vest on the date your Employment terminates, will be determined by multiplying the RSUs subject to this Award Certificate by the Pro Ration Fraction. On that date, subject to Section 3 above, your RSUs will convert to Shares and be delivered to you.

6.	Reduction in Force.
If the Company terminates your Employment due to a reduction in force or an elimination of your position, each as determined by the Company in its sole discretion, the number of RSUs that will vest on the date your Employment terminates will be determined by multiplying the RSUs subject to this Award Certificate by the Pro Ration Fraction. These shares will convert to Shares and be delivered to you on the sixtieth (60th) day following your termination of Employment, subject to Section 3 above, provided that you sign (and do not revoke) an agreement and release of claims satisfactory to the Company.

7.	Change in Control.
(a)Termination in Connection with Change in Control. If the Company terminates your Employment other than for Cause, or if you terminate your Employment for Good Reason, within six months prior to or within 24 months after a Change in Control, all your RSUs will immediately vest and convert to Shares on the later of the date of a Change in Control and the date of your termination following a Change in Control, as applicable and be delivered as soon as administratively practicable thereafter.
(b)Stock Consideration. In the event of a Change in Control which results from a transaction pursuant to which the shareholders of Discover receive shares of common stock of an acquiring entity that are registered under Section 12 of the Exchange Act (as defined in Section 25(c)(1)), unless otherwise determined by the Committee, in its sole discretion prior to such Change in Control, there shall be substituted for each Share subject to this Award Certificate the number and class of shares of common stock of the acquiring entity into which each outstanding Share shall be converted pursuant to such Change in Control transactions, and this Award Certificate shall otherwise continue in effect.
(c)Non-stock Consideration. In the event of a Change in Control which results from a transaction pursuant to which the shareholders of Discover receive consideration other than shares of common stock of the Acquirer that are registered under Section 12 of the Exchange Act, the value of the RSUs hereunder shall, unless otherwise determined by the Committee, in its sole discretion prior to such Change in Control, be converted into a right to receive the cash or other consideration received by the shareholders of Discover in such transaction, and this Award Certificate shall otherwise continue in effect.

8.	Termination of Employment.
(a)Cancellation of Unvested RSU Awards. Your unvested RSUs will be canceled if your Employment terminates for any reason other than under the circumstances set forth in this Award Certificate for death, Disability, and Retirement described in Section 5, for an involuntary termination by the Company described in Section 6, or in connection with a Change in Control as provided in Section 7.
(b)General Treatment of Vested RSU Awards. Except as otherwise provided in this Award Certificate, your vested RSUs will convert to Shares on the applicable Scheduled Vesting Date. The tax and other withholding provisions as set forth in Section 10 of this Award Certificate will continue to apply until the date the Shares are delivered.

9.	Forfeiture/Cancellation/Clawback of RSU Awards Under Certain Circumstances.
The forfeiture, cancellation and/or clawback circumstances and events set forth in this Section 9 are designed, among other things, to incentivize compliance with the Company’s policies (including, without limitation, the Company’s risk policies and Code of Conduct), to protect the Company’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. This Section 9 shall apply notwithstanding any other terms of this Award Certificate (except where sections in this Award Certificate specifically provide that the circumstances set forth in this Section 9 no longer apply).
(a)Breach of Restrictive Covenants. Notwithstanding your satisfaction of the vesting conditions of this Award Certificate, RSUs are not earned until the applicable Scheduled Vesting Date and will be canceled prior to the applicable Scheduled Vesting Date in any of the circumstances set forth below. Although you will become the beneficial owner of Shares following conversion of your RSUs, the Company may, upon notice, issue a transfer restriction with respect to your Shares following conversion of your RSUs pending any investigation or other review that impacts the determination as to whether the RSUs are cancellable under the circumstances set forth below. The Shares underlying such RSUs shall be forfeited and recoverable in the event the Company determines that the RSUs were cancellable under the circumstances set forth below. Notwithstanding any provision of this Award Certificate to the contrary, in the event that at any time prior to one year after the termination of your Employment or service with the Company, you (i) engage, in Competitive Activity; (ii) engage, in Wrongful Solicitation or (iii) breach your obligations to the Company under a confidentiality, intellectual property or other restrictive covenant, you shall be required to:
(1)pay to the Company an amount in cash equal to the value of the Shares that vested and converted on or after, or within two years prior to, your termination of Employment, which value shall be determined by the Company, in its sole discretion, and shall include an amount for tax adjustments appropriate to reflect your obligation to repay such amounts due to your breach of the restrictive covenants; or
(2)transfer to the Company the number of Shares that vested and converted on or after, or within two years prior to, your termination of Employment, plus an amount calculated by the Company, in its sole discretion, for tax adjustments appropriate to reflect your obligation to transfer such common stock due to your breach of the restrictive covenants.
(b)Clawback.
In the event and to the extent the Committee reasonably determines that the performance considered by the Committee, and on the basis of which the amount of RSUs were granted or converted to Shares, was based on Discover’s material noncompliance with any financial reporting requirement under the securities laws or Company policy which requires Discover to file a restatement of its financial statements within three years of the Date of the Award, you will be required to comply with paragraphs (1) and (2) (as applicable) below to repay to the Company an amount equal to the number of RSUs which were granted or the Shares converted hereunder less the number of RSUs that would have been granted or Shares converted had your RSUs been granted or converted based on compliance with any such financial reporting requirement under the securities laws or Company policy (such number of RSUs, the “Clawback RSUs,” to be determined in each case by the Committee in its sole discretion and before satisfaction of tax or other withholding obligations pursuant to Section 10):
(1)You shall forfeit a number of RSUs hereunder equal to the Clawback RSUs. In the event such forfeited RSUs are less than the Clawback RSUs, then you shall comply with the following paragraph (2).
(2)You shall be required
(A)    to pay to the Company an amount in cash equal to the value of the Shares that vested and converted hereunder, which value shall be determined using a valuation method established by the Company, in its sole discretion, and shall include an amount for tax adjustments appropriate to reflect your obligation to repay such amounts due to the restatement of the Company’s financial statements; or
(B)    transfer to the Company the number of Shares that vested and converted hereunder, plus such amount calculated by the Company, in its sole discretion, for tax adjustments appropriate to reflect your obligation to repay such amounts due to the restatement of the Company’s financial statements.

By accepting the RSUs you hereby agree and acknowledge that you are obligated to cooperate with and provide all assistance necessary to the Company to recover or recoup the RSUs or amounts paid under the Plan that are subject to the clawback pursuant to applicable securities laws or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting and documentation necessary to recover or recoup any RSUs or amounts paid pursuant to RSUs.
(c)Risk Review. No RSUs will convert to Shares until the Chief Human Resources & Administrative Officer receives confirmation from the Chief Risk Officer that a review has been completed by the Chief Risk Officer to determine whether you engaged in any willful or reckless violation of the Company’s risk policies. If the Chief Risk Officer finds any such violation or breach, then the Company may determine that all or a portion of your RSUs will be forfeited. Additionally, if you are a Covered Employee, the Chief Risk Officer will conduct Company and/or Business Unit risk reviews as well as evaluate your individual risk goals. Based on this assessment, the Company may determine that all or a portion of your RSUs will be forfeited.
(d)Authorization. You authorize the Company to deduct any amount or amounts owed by you pursuant to this Section 9 from any amounts payable by or on behalf of the Company to you, including, without limitation, any amount payable to you as salary, wages, paid time off, bonus, severance, change in control severance or the conversion of any equity-based award. This right of offset shall not be an exclusive remedy and the Company’s election not to exercise this right of offset with respect to any amount payable to you shall not constitute a waiver of this right of offset with respect to any other amount payable to you or any other remedy.

10.	Tax and Other Withholding Obligations.
Subject to rules and procedures established by Discover, you may be eligible to elect to satisfy the tax or other withholding obligations arising upon conversion of your RSUs or upon any taxable event by having Discover withhold Shares or by tendering Shares, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the fair market value of Stock on the date the Shares are scheduled to convert, or otherwise become taxable, as applicable, using a valuation methodology established by Discover. In order to comply with applicable accounting standards or the Company’s policies in effect from time to time, Discover may limit the amount of Shares that you may have withheld or that you may tender.

11.	Satisfaction of Obligations.
Notwithstanding any other provision of this Award Certificate, the Company may, in its sole discretion, take various actions affecting your RSUs in order to collect amounts sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. The Company’s determination of the amount that you owe the Company shall be conclusive. The fair market value of Stock for purposes of the following provisions shall be determined using a valuation methodology established by Company. The actions that may be taken by Discover pursuant to this Section 11 include, but are not limited to, the following:

(a)Withholding of Shares. Upon conversion of RSUs, including any accelerated conversion pursuant to Sections 5, 6, or 7 above, or, if later, upon delivery of the Shares, the Company may withhold a number of Shares sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations whether national, federal, state or local tax withholding obligations including any social insurance contributions or employment tax obligation. The Company shall determine the number of Shares to be withheld by dividing the dollar value of your obligation to the Company and any tax or other withholding obligations by the fair market value of Stock on the date the Shares are scheduled to convert, or otherwise become taxable, as applicable. To the extent that the Company retains any Shares or reduces the number of RSUs to cover the withholding obligations, it will do so at the minimum statutory rate. Should the Company withhold in excess of the actual tax withholding obligation, the Company will refund the excess amount to you within a reasonable period and without any interest.
(b)Netting of Accelerated RSUs. In order to satisfy any taxes due upon an event which is earlier than conversion, Discover may accelerate the vesting and conversion of a portion of your unvested RSUs. The Company shall determine the number of RSUs to be accelerated and converted by dividing the dollar value of your tax obligations upon such event by the fair market value of Stock on the date of accelerated conversion. Accelerated and converted RSUs shall not exceed the value of taxes due upon such event and the resulting Shares will be withheld by the Company.
(c)Withholding of Other Compensation. Discover may withhold the payment of dividend equivalents on your RSUs or any other compensation or payments due from Discover to ensure satisfaction of any obligation that you owe the Company or any tax or other withholding obligations or Discover may permit you to satisfy such tax or other withholding obligation by paying such obligation in immediately available funds.
(d)Mobile Employees. You are liable and responsible for all taxes and social insurance contributions owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant, vesting or payment of the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate your tax liability. Further, you may be subject to individual income taxation (and possibly social security or other applicable personal or payroll taxes) in each jurisdiction where you have performed services for the Company between the Award Date and the Vesting Date. Taxes for which you are liable, if applicable, may be withheld and deposited by the Company in each jurisdiction in which you have performed services regardless of your status as a resident or non-resident in one or more of the jurisdictions that have a right to impose taxation. You agree that you will comply with all United States and foreign individual income tax return filing obligations that may be imposed with respect to the Award.

12.	Nontransferability.
You may not sell, pledge, hypothecate, assign or otherwise transfer your RSUs, other than as provided in Section 13 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to the RSUs will be made only to you.

13.	Designation of a Beneficiary.
You may make a written designation of beneficiary or beneficiaries to receive all or part of the Shares to be paid under this Award Certificate in the event of your death. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix B with the Human Resources Department. Any Shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate. If you previously filed a designation of beneficiary form for your equity awards with the Human Resources Department, such form will also apply to the RSUs granted pursuant to this RSU Award. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive Shares under this RSU Award, Discover may determine in its sole discretion to deliver the shares in question to your estate. Discover’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to such shares.

14.	Ownership and Possession.
(a)Generally. You will not have any rights as a shareholder with respect to your RSU Awards or in the Shares corresponding to your RSUs prior to conversion of your RSUs. Prior to conversion of your RSUs, however, you will receive dividend equivalent payments, as set forth in Section 4 of this Award Certificate. To the extent necessary or advisable to comply with Section 409A of the Internal Revenue Code, with respect to any provision of this Award Certificate that provides for vested RSUs to convert to Shares on or as soon as administratively practicable after a specified event or date, such conversion will be made by the later of the end of the calendar year in which the specified event or date occurs or the 15th day of the third calendar month following the specified event or date.
(b)Following Conversion. Subject to the terms and conditions of this Award Certificate, following conversion of your RSUs you will be the beneficial owner of the Shares issued to you net of taxes, and you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on such shares.

15.	Securities Law Matters.
Shares issued upon conversion of your RSUs may be subject to restrictions on transfer by virtue of the Securities Act of 1933, as amended.  Discover may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.  Because Stock will only be maintained in book-entry form, you will not receive a stock certificate representing your interest in such shares.

16.	Compliance with Laws and Regulations.
Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon conversion of your RSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges or associations or other institutions with which the Company or a Related Employer has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

17.	No Entitlements.
(a)No Right to Continued Employment. This RSU Award is not an employment agreement, and nothing in this Award Certificate, the International Supplement, if applicable, or the Plan shall alter your status as an “at-will” employee of the Company or your Employment status at a Related Employer. None of this Award Certificate, the International Supplement, if applicable, or the Plan shall be construed as guaranteeing your Employment by the Company or a Related Employer, or as giving you any right to continue in the employ of the Company or a Related Employer, during any period (including without limitation the period between the Date of the Award and any of the Scheduled Vesting Dates, or any portion of any of these periods), nor shall they be construed as giving you any right to be reemployed by the Company or a Related Employer following any termination of Employment.
(b)No Right to Future Awards. This RSU Award, and all other awards of RSUs and other equity-based awards, are discretionary. This RSU Award does not confer on you any right or entitlement to receive another award of RSUs, any other equity-based award or any other award at any time in the future or in respect of any future period.
(c)No Effect on Future Employment Compensation. Discover has made this RSU Award to you in its sole discretion. This RSU Award does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of your compensation. In addition, this RSU Award is not part of your base salary or wages and will not be taken into account in determining any other Employment-related rights you may have, such as rights to pension or severance pay, end of service payments, bonuses, long-service awards or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Company.
(d)Termination of Employment. In consideration of the grant of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or Shares acquired through vesting of the Award resulting from termination of your employment by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you will be deemed irrevocably to have waived your entitlement to pursue such claim; and in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive the Award and vest in the Award under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); Discover shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Award.
(e)Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.
(f)Award Terms Control; Plan Terms Control. In the event of any conflict between any terms applicable to equity awards in any employment agreement, offer letter or other arrangement that you have entered into with the Company and the terms set forth in this Award Certificate, the latter shall control. In the event of any conflict between the terms set forth in this Award Certificate and the terms of the Plan, the latter shall control.

18.	Consents.
Your RSU Award is conditioned upon the Company’s making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.
In accepting this RSU Award, you consent to the collection, use and transfer, in electronic or other form, of your personal data by and among, as applicable, the Company and any other possible recipients for the purpose of implementing, administering and managing your participation in the Plan, as well as for the purpose of the Company’s compliance with applicable law, including, without limitation, Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. You understand that the recipients of your personal data may be located in the U.S. or elsewhere, and the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of your personal data, view the personal data, request additional information about the storage of your personal data, require any necessary amendments to your personal data or refuse or withdraw your consent by contacting your local human resources representative, in any case without cost. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.

19.	Electronic Delivery and Consent to Electronic Participation.
The Company may, in its sole discretion, decide to deliver any documents related to the RSU Award and participation in the Plan or future RSU Awards by electronic means. You hereby consent to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of RSU Awards and the execution of the RSU agreements through electronic signature.

20.	Award Modification.
The Committee reserves the right to modify or amend unilaterally the terms and conditions of your RSUs, without first asking your consent, or to waive any terms and conditions that operate in favor of Discover. These amendments may include (but are not limited to) changes that the Committee considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. The Committee may not modify your RSUs in a manner that would materially impair your rights in your RSUs without your consent; provided, however, that the Committee may, without your consent, amend or modify your RSUs in any manner that the Committee considers necessary or advisable to comply with or reflect the application of any Legal Requirement or to ensure that your RSUs are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment. Discover will notify you of any amendment of your RSUs that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Chief Human Resources & Administrative Officer to be effective.

21.	Severability.
In the event the Committee determines that any provision of this Award Certificate would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your RSU Award, then such provision will be considered null and void and this Award Certificate will be construed and enforced as if the provision had not been included in this Award Certificate as of the date such provision was determined to cause you to be in constructive receipt of any portion of your RSU Award.

22.	Successors.
This Award Certificate shall be binding upon and inure to the benefit of any successor or successors of Discover and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Certificate or the Plan.

23.	Governing Law.
This Award Certificate and the related legal relations between you and Discover will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the RSU Award to the substantive law of another jurisdiction. The Company and you agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan or this Award Certificate shall be exclusively in the courts in the State of Illinois, Counties of Cook or Lake, including the federal courts located therein (should federal jurisdiction exist), and the Company and you hereby submit and consent to said jurisdiction and venue.

24.	Section 409A.
This Award Certificate and your RSU Award (including all adjustments, substitutions, dividends, valuations and distributions, and deferrals hereunder) are intended to be exempt from or comply with Section 409A of the Internal Revenue Code pursuant to the guidance issued thereunder by the U.S. Internal Revenue Service in all respects and shall be administered in a manner consistent with such intent. If an unintentional operational failure occurs with respect to requirements under Section 409A of the Internal Revenue Code, you or your beneficiary shall fully cooperate with Discover to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service. Any reference herein to Section 409A of the Internal Revenue Code shall be interpreted to refer to any successor section of the Internal Revenue Code or other guidance issued by the U.S. Internal Revenue Service, or other agency with jurisdiction, as appropriate. To the extent that full or partial payment of your RSU Award that constitutes a deferral of compensation subject to Section 409A of the Internal Revenue Code is made upon a termination of Employment, a termination of Employment shall be deemed to occur only if it is a “separation from service” for purposes of Section 409A of the Internal Revenue Code, and references in this Award Certificate to “termination,” “termination of Employment,” or like terms shall mean a “separation from service.” In no event may you directly or indirectly designate the calendar year of a payment, except as expressly permitted by Section 409A of the Internal Revenue Code.

25.	Defined Terms.
For purposes of this Award Certificate, the following terms shall have the meanings set forth below:
(a)“Board” means the Board of Directors of Discover.
(b)“Cause” means:
(1)any act or omission which constitutes a material breach of your obligations to the Company or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to Disability) within ten (10) business days after written notification thereof to you by the Company;
(2)any act or omission by you that constitutes (i) fraud or intentional misrepresentation, (ii) embezzlement, misappropriation or conversion of assets of, or business opportunities considered by, the Company or (iii) any other act which has caused or may reasonably be expected to cause material injury to the interest or business reputation of the Company; or
(3)your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Company is a member or of any policy of the Company relating to compliance with any of the foregoing.

(c)“Change in Control” means, except as provided otherwise below, the first to occur of any of the following events:
(1)except as otherwise provided in clause (3) below, any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act), other than (i) any employee plan established by the Company or any of its Subsidiaries, (ii) any group of employees holding shares subject to agreements relating to the voting of such shares, (iii) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company, either (x) acquires ownership of stock of the Company that, together with stock held by such person (not including the stock owned by such person any stock acquired directly from the Company other than in connection with the acquisition by the Company of a business), constitutes more than fifty percent (50%) of the total fair market value of the stock of the Company (but only if such person did not own more than fifty percent (50%) of the total fair market value of the stock of the Company prior to the acquisition of additional stock), or (y) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) ownership of the stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company (but only if such person did not own thirty percent (30%) or more of the total voting power of the stock of the Company prior to the acquisition of additional stock and not including the stock owned by such person any stock acquired directly from the Company other than in connection with the acquisition by the Company of a business);
(2)a change in the composition of the Board during any twelve-month period, such that individuals who, as of the Date of the Award, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the date of Date of the Award whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;
(3)the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (i) a merger or consolidation which results in the securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (determined pursuant to clause (1) above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing thirty percent (30%) or more of the total voting power of the stock of the Company (but only if such person did not own thirty percent (30%) or more of the total voting power of the stock of the Company prior to the acquisition of additional securities);
(4)the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (ii) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, either by the Company or by a person or more than one person acting as a group, that owns fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; provided, however, that a Change in Control pursuant to this clause (4) shall not be deemed to have occurred unless a person (determined pursuant to clause (1) above) or persons acting as a group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
Notwithstanding the foregoing, with respect to a Change in Control of Discover, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the beneficial holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions.
(d)“Chief Human Resources & Administrative Officer” means the chief human resources & administrative officer of Discover, any successor chief human resources & administrative officer, or any other individual or committee appointed by the chief executive officer of Discover with the power and authority of the chief human resources & administrative officer.
(e)“Chief Risk Officer” means the chief risk officer of Discover, any successor chief risk officer, or any other individual or committee appointed by the chief executive officer of Discover with the power and authority of the chief risk officer.
(f)“Committee” means the Compensation and Leadership Development

Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee.
(g)“Company” means Discover and all of its Subsidiaries.
(h)“Competitive Activity” means:
(1)becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, or serving in any similar position or capacity with, a Competitor, where you will be responsible for providing, or managing or supervising others who are providing, services (i) that are similar or substantially related to the services that you provided to the Company, or (ii) that you had direct or indirect managerial or supervisory responsibility for at the Company, or (iii) that call for the application of the same or similar specialized knowledge or skills as those utilized by you in your services for the Company, in each such case, at any time during the year preceding the termination of your employment with the Company; or
(2)either alone or in concert with others, forming, or acquiring a five percent (5%) or greater equity ownership, voting interest or profit participation in, a Competitor.
(i)“Competitor” means any corporation, partnership or other entity that engages in (or that owns a significant interest in any corporation, partnership or other entity that engages in) (1) the business of consumer lending, including, without limitation, credit card issuance or electronic payment services, or (2) any other business in which you have been involved in or had significant knowledge of, which has been conducted by the Company at any time during your employment with the Company. For the avoidance of doubt, a competitor of any entity which results from a corporate transaction involving the Company that constitutes a Change in Control shall be considered a Competitor for purposes of this Award Certificate.
(j) “Covered Employee” means an employee who, as of the Date of the Award, has been identified as a covered employee by Human Resources.
(k)“Date of the Award” means the date set forth in Appendix A.
(l)“Disability” means a “permanent and total disability,” as defined in Section 22(e)(3) of the Internal Revenue Code.
(m)“Discover” means Discover Financial Services, a Delaware corporation.
(n)“Employed” and “Employment” refer to employment with the Company and/or Related Employment.

(o)“Good Reason” means the occurrence of any of the following upon, or within six (6) months prior to or twenty-four (24) months after the occurrence of a Change in Control of Discover without your prior written consent:
(1) any material diminution in your assigned duties, responsibilities and/or authority, including the assignment to you of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to you, immediately prior to such assignment;
(2)a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report;
(3)any material reduction in your base compensation; provided, however, that Company-initiated across-the-board reductions in compensation affecting substantially all eligible Company employees shall alone not be considered “Good Reason,” unless the compensation reductions exceed twenty percent (20%) of your base compensation;
(4)A material diminution of the budget over which you have authority;
(5)The Company’s requiring you to be based at a location that (i) is in excess of thirty-five (35) miles from the location of your principal job location or office immediately prior to the Change in Control, or (ii) results in an increase in your normal daily commuting time by more than ninety (90) minutes, except for required travel on Company’s business to an extent substantially consistent with your then present business travel obligations; or
(6)Any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which you provide services to the Company.
For purposes of paragraphs (1) through (6) above, the duties, responsibilities and/or authority assigned to you shall be deemed to be the greatest of those in effect prior to or after the Change in Control. Unless you become Disabled, your right to terminate your Employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued Employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason. Notwithstanding the foregoing, Good Reason shall not exist unless you give the Company written notice thereof within thirty (30) days after its occurrence and the Company shall not have remedied the action within thirty (30) days after such written notice.
(p)“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.
(q)“Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement (including any foreign legal requirements).

(r)“Plan” means the Discover Financial Services Amended and Restated 2014 Omnibus Incentive Plan, as in effect from time to time.
(s)“Pro Ration Fraction” means a fraction, not to exceed 1.0, the numerator of which is the number of days starting with and inclusive of the first day of the calendar year of the Date of the Award and ending on the effective date of your termination of Employment and the denominator of which is the number of days in the calendar year of the Date of the Award.
(t)“Related Employment” means your employment with an employer other than the Company (such employer, herein referred to as a “Related Employer”), provided: (1) you undertake such employment at the written request or with the written consent of the Chief Human Resources & Administrative Officer; (2) immediately prior to undertaking such employment you were an employee of the Company or were engaged in Related Employment (as defined herein); and (3) such employment is recognized by the Company in its discretion as Related Employment; and, provided further that the Company may (i) determine at any time in its sole discretion that employment that was recognized by the Company as Related Employment no longer qualifies as Related Employment, and (ii) condition the designation and benefits of Related Employment on such terms and conditions as the Company may determine in its sole discretion. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Company, or otherwise modify your and the Company’s respective rights and obligations.
(u)“Retirement” means the termination of your Employment by you or by the Company for any reason other than for Cause and other than due to your death or Disability, on or after the date on which:
(1)you have attained age 55; and
(2)you have attained a combined age and years of service of at least 65 years.
(v)“Scheduled Vesting Date” means the Scheduled Vesting Dates set forth in Appendix A as the context requires.
(w)“Shares” means shares of Stock.
(x)“Stock” means the common stock, par value $0.01 per share, of Discover.
(y)“Subsidiary” means (i) a corporation or other entity with respect to which Discover, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which Discover, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

(z)“Wrongful Solicitation” occurs upon either of the following events:
(1)while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within one year after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you hire or solicit, recruit, induce, entice, influence or encourage any Company employee to leave the Company or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during any notice period applicable to you in connection with the termination of your Employment or during the one year preceding notice of the termination of your Employment; or
(2)while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within one year after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Company (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Company or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during any notice period applicable to you in connection with the termination of your Employment or during the one year preceding notice of the termination of your Employment.

IN WITNESS WHEREOF, Discover has duly executed and delivered this Award Certificate as of the Date of the Award.

DISCOVER FINANCIAL SERVICES
By:

Andy Eichfeld
EVP, Chief Human Resources & Administrative Officer

APPENDIX A
Summary of Award

Name:	<FIRST NAME_LAST NAME>
Date of Award:	<GRANT_DATE>
Grant Type:	Restricted Stock Unit
Total Awards Granted:	<SHARES_GRANTED>

Vesting Schedule:

Scheduled Vesting Date	Shares Vesting
<VEST_DATE1>	<SHARES_VESTING1>
<VEST_DATE2>	<SHARES_VESTING2>
<VEST_DATE3>	<SHARES_VESTING3>

APPENDIX B
Designation of Beneficiary(ies) Under
Discover Equity Compensation Plans
This Designation of Beneficiary shall remain in effect with respect to all awards issued to me under any Discover equity compensation plan, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary supersedes all my prior beneficiary designations with respect to all my equity awards.
If you have more than one primary beneficiary, benefits will be divided equally among the living beneficiaries unless you specify the percentage. The percentages for all of the primary beneficiaries must total 100%. Contingent beneficiary(ies) receive any survivor benefits with respect to your equity awards, ONLY if all primary beneficiaries predecease you. If you have more than one contingent beneficiary, benefits will be divided equally among the living beneficiaries unless you specify the percentage. The percentages for all of the contingent beneficiaries must total 100%.
I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my equity awards:

	Primary Beneficiary(ies)	Relationship	Percentage
(1)
(2)
(3)
(4)

	Contingent Beneficiary(ies)	Relationship	Percentage
(1)
(2)
(3)
(4)

Address(es) of Primary Beneficiary(ies):
(1)
(2)
(3)
(4)

Address(es) of Contingent Beneficiary(ies):
(1)
(2)
(3)
(4)

____________________________________________________________________________
Name: (please print)                Date

____________________________________________________________________________
Signature
Please sign and email this form to ExecutiveCompensation@discover.com, or return via mail to:
Discover Financial Services
Attn: Human Resources Executive Compensation
2500 Lake Cook Road
Riverwoods, IL 60015

APPENDIX C
Discover Financial Services
International Supplement
This International Supplement to the Award Certificate for (”International Supplement”) contains supplemental terms and conditions for the RSU Award(“Equity Award”) to employees of Discover Financial Services (or the relevant affiliated company) located in certain jurisdictions outside of the United States. The terms included in this International Supplement are intended to ensure compliance with the laws of the country in which you are Employed or, in certain instances, to make the awards more tax efficient in your country.
You have also received an Award Certificate applicable to your award. The Award Certificate, together with this International Supplement, collectively set forth the terms and conditions of your award. To the extent that this International Supplement amends, deletes or supplements any terms of the Award Certificate, this International Supplement shall control.
Capitalized terms that are used without definition in this International Supplement have the meanings assigned in the Award Certificate.
Employees in the United Kingdom and European Union.
If you are Employed in the United Kingdom (and the European Union), the Company will act in accordance with the Data Protection Act of 2018 as amended from time to time and the General Data Protection Regulation as amended from time to time as applicable regarding any personal information which you provide to it in connection with your Equity Award (including the amount of the award) and you acknowledge the need for the processing of such personal information in order to facilitate your participation in such equity incentive program, for any purposes required by law or regulation, or for any other legitimate business purpose. By accepting your Equity Award, you acknowledge that from time to time, for the purposes described above, your personal information may be stored and processed by and disclosed and transferred to other offices and companies within the Company and to third parties, some of which are situated outside of the European Union and may not offer as high a level of protection for personal information as countries within the European Union.
All Employees Located Outside the United States.
If you are Employed outside of the United States, please note that your Equity Award is offered, issued and administered by Discover Financial Services, a Delaware corporation, and your local employer is not involved in the grant of awards under such equity incentive program. All documents related to your Equity Award, including the Award Certificate, this International Supplement and the link by which you access these documents, originate and are maintained in the United States.

Your Equity Award is made in virtue of your Employment with, and your services performed for, the appropriate entities within the Company. However, your award does not form part of your entitlement to remuneration or benefits, whether pursuant to any contract of Employment to which you may be a party or otherwise. Similarly, the existence of a contract of Employment between you and any entity within the Company shall not confer on you any right or entitlement to participate in the Equity Award or to receive awards thereunder, or any expectation that you might participate in such equity incentive program or receive additional equity awards in the future. Your Equity Award, the Award Certificate, and/or this International Supplement does not constitute an employment contract and does not create an employment relationship or a promise of continued employment for any period of time.
In addition, your equity award is not part of your base salary or wages and will not be taken into account (except to the extent otherwise required by local law) in determining any other employment-related rights you may have, such as rights to pension or severance pay.
Whether or not you have a contract of Employment with any entity within the Company, your rights and obligations under the terms of your office or Employment shall not be affected by your receipt of the Equity Award. By accepting your receipt of the Equity Award, you waive any and all rights to compensation or damages for any loss of the Equity Award in the event of your termination of your office or Employment for any reason whatsoever. This waiver applies whether or not such termination amounts to a wrongful or unfair dismissal.
You may be subject to applicable exchange control, currency control or similar financial laws that may affect your transactions with respect to your equity award, including without limitation, your ability to bring shares of Discover Financial Services common stock into your jurisdiction or to receive the proceeds of a sale of Discover Financial Services common stock in your jurisdiction. Moreover, you may be subject to certain notification, approval and/or repatriation obligations with respect to securities and funds you receive in connection with your awards. In addition the Company is not responsible for any foreign exchange fluctuations that change the value of your RSU Award. You are encouraged to consult your advisors to ascertain whether any restrictions or obligations apply to you.
Your Equity Award has not been authorized or approved by any applicable securities authorities and may have been offered pursuant to an exemption from registration in your local jurisdiction. Similarly, no prospectus or similar offering or registration document has been prepared, authorized or approved by any applicable securities authorities in your jurisdiction. The grant of awards is being made only to employees of the Company and does not constitute and is not intended to be an offering to the public. For this reason, you must keep all award documents you receive, including but not limited to this International Supplement and the Award Certificate, confidential and you may not distribute or otherwise make public any award documents without the prior written consent of the Company. Moreover, you may not reproduce (in whole or in part) any award documents you receive. In addition, the shares of Company common stock you acquire upon vesting and conversion of your Equity Award may be subject to applicable restrictions on resale in your local jurisdiction. You are encouraged to consult your advisors to ascertain whether any restrictions or obligations apply to you.
The Company recommends that you seek advice of your tax advisors regarding the tax treatment of your awards.